Exhibit 10.37
SEPARATION AGREEMENT AND RELEASES

This Separation Agreement and Releases ("Separation Agreement") is made and entered into as of the 16th day of December, 2015, by and between Ryan Dunlap (hereinafter "Executive") and Galena Biopharma, Inc. ("GALENA"), a corporation organized under the laws of the State of Delaware, and its affiliates (hereinafter collectively referred to as the "Company").

WHEREAS, Executive and GALENA are parties to an Employment Agreement dated as of May 1, 2014 (hereinafter, the "Employment Agreement");

WHEREAS, Executive and Company intend to settle any and all claims that Executive may have against Company as a result of any act, occurrence, decision, event or omission occurring at any time prior to the signing of this Separation Agreement, including, but not limited to, any matter or fact arising out of Executive's employment with GALENA, compensation during the employment, the termination of Executive's employment, or the events giving rise to the Employment Agreement or this Separation Agreement;

WHEREAS, the parties have had extensive negotiations concerning the terms and conditions of the Executive's separation arrangement from the Company, and they have agreed upon such terms and conditions as set forth in this Separation Agreement;

NOW, THEREFORE, in consideration of the severance payments and benefits, obligations and covenants all contained herein, the parties agree as follows:

1. Termination of Employment. Executive's last day of employment with the Company is December 31, 2015 (the "Separation Date") and after that date, Executive will have no role or relationship with or obligation to the Company except as set forth in this Separation Agreement.

2.Separation Agreement. Executive understands that any payments or benefits paid or granted to him pursuant to this Separation Agreement represent consideration for signing this Separation Agreement and are not salary, wages or benefits to which Executive was already entitled. Executive understands that, in light of the circumstances surrounding his employment with the Company, the Company chose to terminate the Employment Agreement, but in consideration for Executive's execution of this Separation Agreement, the Company has agreed to provide the Executive with payment and benefits in excess of the payments and benefits described in the Employment Agreement for such termination. Executive understands that he will not receive any payments or benefits from the Company unless (a) he executes this Separation Agreement and does not revoke it within the time period permitted herein, and (b) he complies with all obligations in this Separation Agreement and does not breach it. Pursuant to the terms of this Separation Agreement, Executive will receive the following benefits:

a.
Payment of Executive's base salary for the period from December 16, 2015 through the Separation Date, which amounts to Eleven Thousand Six Hundred Eight-Seven Dollars and Fifty Cents ($11,687.50), less all applicable taxes and withholdings;

b.
A lump sum severance payment of One Hundred Forty Thousand Two Hundred Fifty Dollars and No Cents ($140,250.00), less all applicable taxes and withholdings, to be made by no later than ten (10) business days following the execution of Exhibits A and B in accordance with Section 9 of this Separation Agreement without any revocation having occurred;

c.
A lump sum payment of Executive’s target bonus for 2015 of Eighty-Four Thousand One Hundred and Fifty Dollars and No Cents ($84,150.00), less applicable taxes and withholdings, to be made by no later than ten (10) business days following the execution of Exhibits A and B in accordance with Section 9 of this Separation Agreement without any revocation having occurred;

d.
In the event Executive elects COBRA, the COBRA continuation premium payments will be made by the Company during the six (6) month period following the Separation Date, or until the first date on which Executive is enrolled in another health insurance plan, whichever is sooner;

e.	[A letter of reference from GALENA's CEO containing language to be mutually agreed upon by Executive and the CEO;]

f.	Payment for any accrued and unused PTO through May 1, 2015; and

g.	A consulting agreement for a period of three (3) months after the Termination Date in the form as attached in Exhibit C (the "Consulting Agreement").
3.Release of Claims by Executive. Executive and the Company intend to settle any and all claims that Executive may have against the Company as a result of the hiring of

Executive, Executive's employment, Executive's compensation while employed, and the termination of Executive's employment. Executive agrees that in exchange for GALENA's promises in the Agreement and in exchange for the separation pay and benefits to be paid to Executive as described in the Agreement, Executive, on behalf of Executive and Executive's heirs, successors and assigns, hereby releases and forever discharges the Company, its predecessors, successors, and assigns, and their respective boards of directors, board committees, officers, directors, shareholders, agents, employees, and insurers (the "Released Parties"), from all liability for damages and from all claims that Executive may have against the Released Parties arising from or relating to the hiring of Executive, Executive's compensation while employed, Executive's employment, the termination of Executive's employment, and any other actions, decisions, alleged omissions, or events occurring on or prior to the signing of this Separation Agreement.

a.
Executive understands and agrees that Executive's release of claims in this Separation Agreement includes, but is not limited to, any claims Executive may have under Title VII of the Federal Civil Rights Act of 1964, as amended; the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the Employee Retirement and Income Security Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act; Oregon discrimination laws or any other federal, state, or local statute, ordinance, or law.

b.	Executive also understands that Executive is giving up all other claims, whether grounded in contract or tort theories, including, but not limited to, wrongful discharge, breach of contract, tortious interference with contractual relations, promissory estoppel, detrimental reliance, breach of the implied covenant of good faith and fair dealing, breach of express or implied promise, breach of manuals or other policies, breach of fiduciary duty, assault, battery, fraud, invasion of privacy, intentional or negligent misrepresentation, defamation, including libel, slander, discharge defamation and self-publication defamation, discharge in violation of public policy, whistleblower, intentional or negligent infliction of emotional distress, or any other theory, whether legal or equitable.

c.
Executive will not institute any lawsuit against the Released Parties arising from or relating to the hiring of Executive, Executive's employment, Executive's compensation while employed, the termination of Executive's employment, or any other actions, decisions, alleged omissions, or events occurring prior to the signing of this Separation Agreement.

d.
To the extent required by law, nothing contained in this Separation Agreement will be interpreted to prevent Executive from filing a charge with a governmental agency or participating in or cooperating with an investigation conducted by a governmental agency. However, Executive agrees that Executive is waiving the right to any monetary damages or other individual legal or equitable relief awarded as a result of any such proceeding related to any claim against the Released Parties arising from or relating to the hiring of Executive, Executive's employment, Executive's compensation while employed, the termination of Executive's employment, or any other actions, decisions, alleged omissions, or events occurring on or prior to the signing of this Separation Agreement.

e.
Notwithstanding any of the foregoing, by signing this Separation Agreement, Employee does not waive Employee's right to: (i) any rights or benefits Executive may have related to vested accrued benefits under the terms of the Company's benefit plans; (b) seek benefits under applicable workers' compensation and/or unemployment compensation statutes; (iii) be indemnified by the Company pursuant to the terms of its bylaws, the law of the State of Delaware and Section 7 of the Employment Agreement; (iv) pursue claims which by law cannot be waived by signing this Separation Agreement; (v) enforce this Separation Agreement; and/or (f) challenge the validity of this Separation Agreement.

f. Executive expressly acknowledges that he has been given the opportunity to take twenty-one (21) days to review this Separation Agreement before signing it, and that he has been advised to consult with an attorney before signing it. Executive acknowledges that he understands that he may revoke this Separation Agreement, insofar as it extends to potential claims under the Age Discrimination in Employment Act ("ADEA''), by informing the Company of Executive's intent to revoke his waiver of ADEA claims within seven (7) days following the execution of this Separation Agreement, and that this Separation

Agreement is not effective or enforceable until that seven-day revocation period has expired. Executive understands that any such revocation must be stated in writing and delivered by hand or by certified mail-return receipt requested to Ms. Stacey Delaney, Director of Human Resources, Galena Biopharma, Inc., 2000 Crow Canyon Place, Suite 380, San Ramon, CA 94583. The Company and Executive agree that the consideration in Section 2 of this Separation Agreement is allocated as follows: $84,150.00 and any cash payments under the Consulting Agreement to Executive's waiver of ADEA claims, and the remainder to Executive's other obligations set forth in this Separation Agreement, including Executive's release of all other claims released in this Separation Agreement. If Executive exercises this right to revoke or rescind his waiver of ADEA claims, the Company shall have no obligation to provide the consideration allocated to Employee's waiver of ADEA claims.

g.
Executive agrees that, if he challenges the validity of this Separation Agreement, he will forfeit all amounts payable by the Company under this Separation Agreement. Executive also agrees that if he violates this Separation Agreement by suing the Company or the other Released Parties, in the event that the Company is the prevailing party, Executive will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys' fees, and return all payments received by Executive on or after the Separation Date.

h.
Executive hereby acknowledges and states that Executive has read this Separation Agreement, this Separation Agreement is written in language which is understandable to Executive, that Executive fully appreciates the meaning of the terms of this Separation Agreement, and that Executive enters into this Separation Agreement freely and voluntarily.

4.Release of Claims by Company. The Company, its boards of directors, board committees, officers, directors, shareholders, agents, and employees agree and forever discharge and release Executive, his heirs, assign, executors and administrators from any and all claims, actions, causes of action, grievances, arbitrations, suits, proceedings, debts, controversies, agreements, attorney fees, judgments, demands, and damages whatsoever, in law or equity, known to the Company as of December 16, 2015 and arising from or relating to any actions, decisions, alleged omissions, or events occurring on or prior to the signing of this Separation Agreement, except any action or proceeding which the Company may be required or requested to take against Executive as a result of any regulatory agency action. This includes, but is not limited to, any claims arising from or relating to Executive's employment with, and recruitment to, the Company, and Executive's termination of employment. Nothing in this Separation Agreement releases or waives Company's right to enforce any breach or violation of this Separation Agreement.

5.Confidentiality. Executive agrees that this Separation Agreement and the Employment Agreement are confidential and agrees not to disclose any information regarding the terms of this Separation Agreement or the Employment Agreement, except to his immediate family and any tax, legal or other counsel he has consulted regarding the meaning or effect hereof or as required by law, and he will instruct each of the foregoing not to disclose the same to anyone. GALENA agrees to disclose any such information only to any tax, legal or other counsel of GALENA as required by law. Further, Executive shall not affirmatively make any public or private statements about his employment or separation from GALENA except to his immediate family and any tax, legal or other counsel he has retained, unless authorized in writing by GALENA; except however, that in response to any inquires from any media or third party, Executive only can state that "Executive and GALENA have agreed to part ways on an amicable basis upon the conclusion of the Employment Agreement." GALENA shall provide dates of employment and positions held by Executive in response to any inquiry made by a third party for any purpose regarding Executive's employment by GALENA, and shall not be required to provide any other reference for Executive, whether oral or written, other than the letter of reference described in Section 2(e) of this Separation Agreement.

6.Executive Cooperation. As long as there is no conflict between Executive's legal interests and those of the Company, Executive agrees that he shall, to the extent reasonably requested in writing, cooperate with and serve in any capacity requested by the Company in any investigation and/or threatened or pending litigation (now or in the future) in which the Company is a party, and regarding which Executive, by virtue of his employment with the Company, has knowledge or information relevant to said investigation or litigation including, but not limited to

(i) meeting with representatives of the Company to prepare for testimony and to provide truthful information regarding his knowledge, (ii) acting as the Company's representative, and (iii) providing, in any jurisdiction in which the Company requests, truthful information or testimony relevant to the investigation or litigation. Company agrees to reimburse Executive's reasonable expenses incurred for his cooperation under this Section 7. In the event Executive’s cooperation is required after the expiration of Executive’s consulting agreement and the Company requires that Executive spend more than ten (10) hours in any activity contemplated by this Section 6, Executive and the Company will mutually agree upon a reasonable reimbursement of Executive’s hours and expenses.

Executive also agrees to cooperate with the Company and its counsel in connection with any matters relating to the Company in which Executive has been compelled, by subpoena or other compulsory, to testify or produce documents. Executive shall provide notice to the Company within 48 hours of receiving such notice and agrees to (i) meet with the Company's representatives and attorneys (ii) provide the attorneys with any documents requested, and (iii) prepare for any appearance with the Company's attorneys.

Executive, at his own expense, may retain his own counsel, in lieu of or in addition to, the Company's counsel or counsel that the Company may appoint at its expense to represent Executive. Executive's appointment of his own counsel shall in no way interfere with his obligation to cooperate with the Company as described herein.

7.Mutual Non-Disparagement. Executive and the Company agree that, at all times following the signing of this Separation Agreement, they shall not engage in any defamation or willful and malicious disparagement of the other. Executive acknowledges that the only persons whose statements may be attributed to the Company for purposes of this Separation Agreement not to make disparaging statements shall be each member of the Board of Directors of the GALENA and each of GALENA's senior executive officers. Nothing in this Separation Agreement prevents the Company from responding to subpoenas, government inquiries or other obligations they may have under the law or from reporting criminal activities to appropriate authorities.

8.Employment Agreement Provisions Incorporate Into Separation Agreement. Executive and the Company will be bound by and comply with all provisions of the agreements attached as Exhibit 1 of the Employment Agreement, for the durations expressly stated in those agreements attached as Exhibit 1 of the Employment Agreement, all of which are incorporated by reference into this Separation Agreement. Aside from Exhibit 1 and Section 7 of the Employment Agreement, which is incorporated herein, this Separation Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all other agreements, oral or written, heretofore made with respect thereto including, without limitation, the Employment Agreement. In addition, no provision of this Separation Agreement may be amended, modified, changed, altered, or supplemented except by a writing that is signed by Executive and by the Company.

9.Post-Employment General Release and Termination Certificate. As consideration for the payments and benefits Executive receives under this Separation Agreement, Executive agrees to execute the Termination Certificate attached as Exhibit A and the

General Release as Exhibit B to this Separation Agreement on or before December 31, 2015. If Executive fails to execute and return such documents to the Company by December 22, 2015, or revokes the General Release after executing it, Executive forfeits his right to all payments and benefits in the Separation Agreement.

10.Indemnification Rights. In the event Executive is named as a defendant in a lawsuit because of his role as an officer, manager, or employee of the Company, Executive shall be entitled to the same indemnification rights and directors and officers liability coverage he had while employed by the Company. In any such lawsuit, the Company shall have the option of designating counsel for Executive and Executive agrees that his counsel shall enter into a joint defense agreement with the attorneys for the Company and any of its officers, directors, shareholders, employees, or other agents or representatives with respect to their common defense.

11.Severability. Any provisions of this Separation Agreement that may be prohibited by, or unlawful or unenforceable under, any applicable law of any jurisdiction shall, as to such jurisdiction, be ineffective without affecting any other provision hereof. To the full extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Separation Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms.

12.Controlling Law. This Separation Agreement has been entered into by the parties in the State of Delaware and shall be continued and enforced in accordance with the laws of Delaware.

13.Arbitration. Any controversy, claim, or breach arising out of or relating to this Separation Agreement or the breach thereof shall be settled by arbitration in the State of Delaware in accordance with the rules of the American Arbitration Association for commercial disputes and the judgment upon the award rendered shall be entered by consent in any court having jurisdiction thereof; provided, however, that this provision shall not preclude the Company from seeking injunctive or similar relief from the courts to enforce its rights under the Employment Covenants set forth in Article 5 of the Employment Agreement as incorporated into this Separation Agreement.

14.Assignments. Subject to obtaining Executive's prior approval, which shall not be unreasonably withheld or delayed, the Company shall have the right to assign this Separation Agreement and to delegate all rights, duties and obligations hereunder to any entity that controls the Company, that the Company controls or that may be the result of the merger, consolidation, acquisition or reorganization of the Company and another entity. Executive agrees that this Separation Agreement is personal to Executive and Executive's rights and interest hereunder may not be assigned, nor may Executive's obligations and duties hereunder be delegated (except as to delegation in the normal course of operation of the Company), and any attempted assignment or delegation in violation of this provision shall be void.

EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS ENTIRE SEPARATION AGREEMENT CAREFULLY, AS THIS SEPARATION AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS (AS ALLOWED BY LAW) WHICH HE MAY HAVE AGAINST THE COMPANY

INCLUDING CLAIMS PURSUANT TO THE AGE DISCRIMINATION IN EMPLOYMENT ACT.

(This space intentionally left blank.)

IN WITNESS WHEREOF, Executive after due consideration and consultation, has authorized, executed, and delivered this Separation Agreement all as of the date first above written.

Galena Biopharma, Inc.

    _/s/ Mark W. Schwartz
Mark W. Schwartz
Chief Executive Officer

    Executive

     /s/ Ryan Dunlap
Ryan Dunlap

EXHIBIT A

TERMINATION CERTIFICATE
I hereby certify that I do not have in my possession or under my control, nor have I failed to return, any “Company Materials” as defined in that certain Employment Agreement entered into with Galena Biopharma, Inc. and me, dated as of May 1, 2014.

I further certify that I have complied with and will continue to comply with all the terms of the Separation Agreement.

/s/ Ryan Dunlap
Ryan Dunlap

December 31, 2015
Date

EXHIBIT B
GENERAL RELEASE
This General Release is made and entered into as of the 31st day of December, 2015 (the “Separation Date”), by and between Ryan Dunlap (hereinafter “Executive”) and Galena Biopharma, Inc. (“Galena”), a corporation organized under the laws of the State of Delaware, and its affiliates (hereinafter collectively referred to as the “Company”).
WHEREAS, Executive and GALENA are parties to Separation and Release Agreement dated as of December 16, 2015 (hereinafter, the “Separation Agreement”);
WHEREAS, Executive and Company intend to settle any and all claims that Executive may have against Company as a result of any act, occurrence, decision, event or omission occurring at any time after the signing of the Separation Agreement, including, but not limited to, any matter or fact arising out of Executive’s employment with GALENA, the termination of Executive’s employment, or the events giving rise to the Separation Agreement or this General Release;
WHEREAS, under the terms of the Separation Agreement, Executive promised to enter into this General Release as a condition precedent to the separation payments and benefits to be provided under the Separation Agreement;
NOW, THEREFORE, in consideration of the payments and benefits, obligations and covenants contained in the Separation Agreement herein, the parties agree as follows:

1.    Release of Claims. Executive and the Company intend to settle any and all claims that Executive may have against the Company as a result of the hiring of Executive, Executive’s employment, Executive’s compensation while employed, and the termination of Executive’s employment. Executive agrees that in exchange for GALENA’s promises in the Separation Agreement and in exchange for the separation pay and benefits to be paid to Executive as described in the Separation Agreement, Executive, on behalf of Executive and Executive’s heirs, successors and assigns, hereby releases and forever discharges the Company, its predecessors, successors, and assigns, and their respective boards of directors, board committees, officers, directors, shareholders, agents, employees, and insurers (the “Released Parties”), from all liability for damages and from all claims that Executive may have against the Released Parties arising from or relating to the hiring of Executive, Executive’s compensation while employed, Executive’s employment, the termination of Executive’s employment pursuant to any other actions, decisions, alleged omissions, or events occurring on or prior to the signing of this General Release.
A.    Executive understands and agrees that Executive’s release of claims in this General Release includes, but is not limited to, any claims Executive may have under Title VII of the Federal Civil Rights Act of 1964, as amended; the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the Employee Retirement and Income Security Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Oregon discrimination laws, or any other federal, state, or local statute, ordinance, or law.
B.    Executive also understands that Executive is giving up all other claims, whether grounded in contract or tort theories, including, but not limited to, wrongful discharge, breach of contract, tortious interference with contractual relations, promissory estoppel, detrimental reliance, breach of the implied covenant of good faith and fair dealing, breach of express or implied promise, breach of manuals or other policies, breach of fiduciary duty, assault, battery, fraud, invasion of privacy, intentional or negligent misrepresentation, defamation, including libel, slander, discharge defamation and self-publication defamation, discharge in violation of public policy, whistleblower, intentional or negligent infliction of emotional distress, or any other theory, whether legal or equitable.
C.    Executive will not institute any lawsuit against the Released Parties arising from or relating to the hiring of Executive, Executive’s employment, Executive’s compensation while employed, the termination of Executive’s employment, or any other actions, decisions, alleged omissions, or events occurring prior to the signing of this General Release.
D.    To the extent required by law, nothing contained in this General Release will be interpreted to prevent Executive from filing a charge with a governmental agency or participating in or cooperating with an investigation conducted by a governmental agency. However, Executive agrees that Executive is waiving the right to any monetary damages or other individual legal or equitable relief awarded as a result of any such proceeding related to any claim against the Released Parties arising from or relating to the hiring of Executive, Executive’s employment, Executive’s compensation while employed, the termination of Executive’s employment, or any other actions, decisions, alleged omissions, or events occurring on or prior to the signing of this General Release.
E.    Notwithstanding any of the foregoing, this General Release shall not apply with respect to any rights or claims which Executive may have under the terms of the Separation Agreement itself or to any rights or benefits Executive may have related to vested accrued benefits under the terms of the Company’s benefit plans or to the Executive’s right to be indemnified by the Company pursuant to the terms of its bylaws and the law of the State of Delaware.
F.    Executive expressly acknowledges that he has been given the opportunity to take twenty-one (21) days to review this General Release before signing it, and that he has been advised to consult with an attorney before signing it. Executive acknowledges that he understands that he may revoke this General Release, insofar as it extends to potential claims under the Age Discrimination in Employment Act, by informing the Company of Executive’s intent to revoke this release within seven (7) days following the execution of this General Release, and that this General Release is not effective or enforceable until that seven-day revocation period has expired. Executive understands that any such revocation must be stated in writing and delivered by hand or by certified mail-return receipt requested to Stacey Delaney, Director of Human Resources, Galena Biopharma, Inc., 2000 Crow Canyon Place, Suite 380, San Ramon, CA 94583. If Executive exercises this right to revoke or rescind, the Company shall have no obligation to provide severance pay or benefits to Executive as provided by the Agreement.
G.    Executive acknowledges that the Company’s obligation to provide any severance pay or benefits pursuant to the Agreement shall not become effective or enforceable until the revocation period identified above has expired without notice of revocation having been made.
H.    Executive agrees that he will forfeit all amounts payable by the Company under the Separation Agreement if he challenges the validity of this General Release. Executive also agrees that if he violates this General Release by suing the Company or the other Released Parties, in the event that the Company is the prevailing party, Executive will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by Executive on or after the termination of his employment.
2.    This General Release shall be binding upon, and inure to the benefit of, Executive and the Company and their respective successors and permitted assigns.
3.    Executive hereby acknowledges and states that Executive has read this General Release, this General Release is written in language that is understandable to Executive, that Executive fully appreciates the meaning of the terms of this General Release, and that Executive enters into this General Release freely and voluntarily.
EXECUTIVE ACKNOWLEDGES THAT SHE HAS READ THIS ENTIRE GENERAL RELEASE CAREFULLY, AS THIS GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS (AS ALLOWED BY LAW) WHICH SHE MAY HAVE AGAINST THE COMPANY INCLUDING CLAIMS PURSUANT TO THE AGE DISCRIMINATION IN EMPLOYMENT ACT.

IN WITNESS WHEREOF, Executive after due consideration and consultation, has authorized, executed, and delivered this General Release all as of the date first above written.

/s/ Ryan Dunlap
    Ryan Dunlap

21